DESSAUER & MCINTYRE
ASSET MANAGEMENT, INC.
                                                          THE DESSAUER
                                                          GLOBAL EQUITY FUND

                                                          a no-load growth fund

                                                          Prospectus
                                                          July 30, 2002




The Securities and Exchange Commission has not approved nor disapproved the shares of the Fund as an investment. The Securities and Exchange Commission also has not determined whether this prospectus is accurate or complete. Any person who tells you that the Securities and Exchange Commission has made such an approval or determination is committing a crime.




                                Table of Contents


                                                                           Page

Risk/Return Summary: Investments, Risks, and Performance
- Investment Objective/Goals
- Principal Investment Strategies of the Fund
- Principal Risks of Investing in the Fund
- Risk/Return Bar Chart
- Fee Table
- Example of Expenses
Investment Objective, Principal Strategies and Related Risks
Investment Adviser
Investment Adviser and Investment Advisory Agreement
Administrator
Shareholder Servicing Plan
Shareholder Guide - Your Account with The Dessauer Global Equity Fund Type of Accounts
Net Asset Value
Purchasing and Selling
How to Purchase Shares
How to Redeem Shares
Redemption Information
Redemption Issues
Dividends and Capital Gains
Distributions
Buying Before a Dividend
Tax Issues
Financial Highlights



                              Risk/Return Summary:
                       Investments, Risks, and Performance

Investment Objective/Goals

The Dessauer Global Equity Fund (the "Fund") is a no-load mutual fund with the investment objective of long-term capital appreciation.

Principal Investment Strategies of the Fund

The Fund seeks to achieve its investment objective by investing primarily in the securities of issuers in established markets that it believes are positioned to benefit from growth in the global economy. The Fund invests in value oriented securities by focusing on fundamentals, business trends, and management of the companies and their financial strength. In selecting investments, the Fund may take into consideration a company's sector or industry in order to avoid concentrating in any one economic sector or industry. Generally, the companies in which the Fund invests are traded in the markets of, or will derive a substantial portion of their revenues from business activities within, North America (the U.S. and Canada), Europe (which includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom), Hong Kong and Japan (collectively, the "Major Markets"). The Fund invests in companies in foreign markets by investing in American Depositary Receipts of such companies. Under normal market conditions, the Fund invests at least 65% of its total assets in a portfolio of equity securities of companies exposed to at least three different countries. Under normal market conditions, the Fund invests at least 80%, and usually substantially all, of its assets in equity securities.

Principal Risks of Investing in the Fund

The Fund is subject to the risks common to all mutual funds that invest in equity and foreign securities. You may lose money by investing in this Fund if any of the following occur:

o the stock markets of the United States, Canada, Europe, Hong Kong or Japan go down;
o a stock or stocks in the Fund's portfolio do not perform as well as expected;
o    the value of a foreign currency declines relative to the U.S. dollar;
o a foreign government expropriates assets belonging to a company in which the Fund has invested; or
o political, social or economic instability in a foreign country causes the value of the Fund's investments to decline.

In addition, the Fund is non-diversified, which means that the Fund may have a portfolio with as few as twelve issuers. To the extent that the Fund invests in a small number of issuers,

o an investment in the Fund may involve greater risk than an investment in a diversified fund; and
o the value of the Fund's shares may be volatile and fluctuate more than shares of a mutual fund that invests in a broader range of issuers.

Risk/Return Bar Chart

The bar chart demonstrates the risks of investing in the Fund by showing changes in the Fund's performance from January 1, 1998 through December 31, 2001. Past performance is not an indication of future performance.

During this period, the Fund's best performance for a quarter was 31.80% (for the quarter ended December 31, 1998). The Fund's worst performance was -33.31% (for the quarter ended September 30, 2001).(1)

These risks are also demonstrated by the table below which shows how the Fund's average annual returns compare with those of the Lipper Global Fund Index and the Morgan Stanley Capital International World Index.

(1) For the fiscal year ended March 31, 2002, the Fund's total return was -4.07%. The Fund's year-to-date return as of June 30, 2002 is -32.94%.


Risk/Return Performance Table

----------------------------------------------------- -------- ---------------
Average Annual Returns as of                           1 Year  Since Inception
12/31/01                                                       (May 30, 1997)
----------------------------------------------------- -------- ---------------
The Dessauer Global Equity Fund - before taxes         -30.44%     -0.89%
----------------------------------------------------- -------- ---------------
Return After Taxes on Distributions (1)                -36.60%     -3.96%
----------------------------------------------------- -------- ---------------
Return After Taxes on Distributions and Sale
  of Fund Shares(1)                                    -18.54%     -2.02%
----------------------------------------------------- -------- ---------------
Lipper Global Fund Index(2)                            -15.76%      4.66%
----------------------------------------------------- -------- ---------------
Morgan Stanley Capital International World Index(3)    -16.82%      3.68%
----------------------------------------------------- -------- ---------------
(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.
(2) The Lipper Global Fund Index is a widely recognized, unmanaged index of global mutual funds. This is shown with dividends included and reflects no deduction for fees, expenses, or taxes.
(3)  The  Morgan   Stanley   Capital   International   World  Index  is  a  free
     float-adjusted market capitalization index that is designed to measure global developed market equity performance.

--------------------------------------------------------------------------------

Fee Table

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund.


Shareholder Fees (fees paid directly from your investment)

         Maximum Sales Charge Imposed on Purchases                        None
         Maximum Sales Charge Imposed on Reinvested Dividends             None
         60-Day Redemption Fee (as a percentage of amount redeemed)       1.00%

Annual Fund Operating Expenses (expenses that are deducted from the Fund's assets as a % of average net assets)

         Management Fees                                                  0.75%
         Other Expenses2                                                  1.65%
         Total Annual Fund Operating Expenses                             2.40%
         Expenses Reimbursed to/Recouped from  the Fund3                  0.62%
         Net Annual Fund Operating Expenses4                              1.78%
         (expenses actually incurred by the Fund)

Example of Expenses

     This example is to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

     The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses have remained the same. Although your actual costs may be higher or lower, based on these assumptions, the cost would be:


                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                               ------    -------    -------    --------

Without redemption fee*         $181       $689      $1,224     $2,689

* The fund charges a redemption fee of 1% on amounts redeemed within 60 days of purchase.

--------
1    Includes 0.25% Shareholder Service Plan expense.
2 The Fund has entered into an expense reimbursement agreement with the Adviser under which the Adviser has agreed to limit the Fund's total operating expenses, excluding interest and taxes, to not more than 1.75% of average daily net assets. Under this expense reimbursement agreement, the Adviser may request reimbursement of previously absorbed expenses at any time before the end of the third fiscal year after the fiscal year in which the expenses were absorbed. To request reimbursement, the Fund's current aggregate operating expenses must be below the applicable limitation. The Board of Trustees of the Fund must review and approve the proposed reimbursement.
3    Includes 0.03% interest expense.

Investment Objective, Principal Strategies and Related Risks

Investment Objective. The Fund's investment objective is long-term capital appreciation. The Fund's investment objective and strategies may be changed without shareholder approval.

Investment Strategies. Generally, the Fund stays fully invested and deals with market turmoil by being extremely selective and extensively researching the companies in which it invests. At times, it may become necessary for the Fund to take a temporary defensive position inconsistent with its principal investment strategies. At that time, the Fund may invest up to 100% of its assets in cash, cash equivalents or high-quality short-term money market instruments.

Risks. As with all mutual funds, investing in the Fund involves certain risks. We cannot guarantee that the Fund will meet its investment objective or that the Fund will perform as it has in the past. You may lose money if you invest in the Fund.

The Fund may use various investment techniques, some of which involve greater amounts of risk. These investment techniques are discussed in detail in the Statement of Additional Information. To reduce risk, the Fund is subject to certain limitations and restrictions. The Fund intends to comply with the diversification requirements of federal tax law as necessary to qualify as a regulated investment company.

Risks of Investing in Mutual Funds

     The following risks are common to all mutual funds and therefore apply to the Fund:

o Market Risk. The market value of a security may go up or down, sometimes rapidly and unpredictably. These fluctuations can be based on many factors including historical and prospective earnings of an issuer, the value of its assets, general economic conditions , interest rates, investor perceptions and market liquidity, and mean that a security may be worth more or less than it was at the time of purchase. Market risk applies to individual securities, a particular sector, or the entire economy.

o Manager Risk. Fund management affects Fund performance. A Fund may lose money if the Fund manager's investment strategy does not achieve the Fund's objective or the manager does not implement the strategy properly.

Risks of Investing in Foreign Securities

The following risks are common to mutual funds that invest in foreign companies, including companies in Europe and Asia, and therefore apply to the Fund:

o Legal System and Regulation Risk. Foreign companies generally are subject to less stringent regulations, including legal, financial and accounting controls, than are U.S. companies. As a result, there can be less publicly available or reliable information about foreign companies than about U.S. companies.

o Currency Risk. The Fund's investments that relate to companies in a particular foreign country could be adversely affected if the U.S. dollar rises in value against that foreign country's currency.

o Stock Exchange and Market Risk. Foreign securities markets are smaller than U.S. securities markets. Many foreign securities may be less liquid and more volatile than U.S. securities.

o Country Risk. The Fund's investments that relate to companies in a particular foreign market could be adversely affected by political upheaval, financial troubles, or a natural disaster that affects the market.

o Market Concentration. Securities markets of other countries are smaller than U.S. securities markets. Many foreign securities may be less liquid and more volatile than U.S. securities, and this could affect the Fund's investments.

o Political Instability. Changes in interest rates and higher unemployment could cause political instability, which could cause some nations to abandon economic reforms or could result in the election or installation of new governments.

o Currency Devaluation. The decline in the value of foreign currencies can trigger a loss of investor confidence, resulting in a decline in the value of the stock markets of the affected countries. Devaluations could occur in countries that have not yet experienced currency devaluation to date or could continue to occur in countries that have already experienced such devaluations.

o Privatization Risk. Some countries are privatizing state operated and/or owned companies. There is the risk that this could cause labor unrest and political instability or that those privatization efforts could fail.

o Hong Kong. China is obligated to maintain the previously existing capitalist economic and social system of Hong Kong through June 30, 2047. The continuation of economic and social freedoms enjoyed in Hong Kong, depends upon the government of China. Also, a small number of companies represent a large percentage of the Hong Kong market, which may lead to greater volatility in this market than in less concentrated markets.

Risks of Investing in Debt Securities

The following risks are common to all mutual funds that invest in debt securities and therefore could apply to the portion of the Fund's portfolio, if any, that is invested in such debt securities:

o Interest Rate Risk. The value of a debt security typically decreases when interest rates rise. In general, debt securities with longer maturities are more sensitive to changes in interest rates.

o Inflation Risk. A debt security may lose value if the rate of inflation increases. Fixed debt securities are more susceptible to this risk than floating debt securities.

o Reinvestment Risk. A fund may obtain a lower rate of return when reinvesting investment income or sale proceeds.

o Credit Risk. The issuer of a debt security may be unable to make timely payments of principal or interest, or may default on the debt.


                               Investment Adviser

Investment Adviser and Investment Advisory Agreement

     Dessauer & McIntyre Asset Management, Inc., 4 Main Street, Orleans, MA 02653 is the investment adviser of the Fund (the "Adviser"). The Adviser, an investment adviser registered with the SEC, was founded in 1986 and as of June 30, 2002 managed approximately $162 million in both U.S. and international assets.

o Advisory Services. The Adviser serves the Fund under an Investment Advisory Agreement, which provides that the Adviser supervises and assists in the overall management of the Fund's affairs subject to the authority of Board of Trustees. The Adviser provides the Fund with investment management and financial advisory services, including purchasing and selling the securities in the Fund's portfolio, at all times subject to the policies set forth by the Board of Trustees. The Adviser identifies and analyzes possible investments for the Fund, determines the amount and timing of such investments, and determines the forms of investments. The Adviser also monitors and reviews the Fund's portfolio. For the fiscal year ending March 31, 2002, the Fund paid a monthly advisory fee calculated at an annual rate of 0.75% of the Fund's average weekly net assets.

o Management of the Adviser. Thomas P. McIntyre controls the Adviser and is the portfolio manager of the Fund's portfolio. He joined the Adviser in 1989 and became President in 1992. Until May 1999, John P. Dessauer was a controlling partner of the Adviser and Chairman of the Fund. Mr. McIntyre served as President and portfolio manager of the Fund since its inception. For two years prior to joining the Adviser, he served as an assistant treasurer for the National Association of Securities Dealers, Inc. and was responsible for their $84 million fixed-income portfolio. He previously served as Vice President and Controller of a closed-end equity fund with assets of $140 million. Mr. McIntyre graduated from Notre Dame University (with high honors) in 1977 with a degree in economics and went on to earn an M.B.A. from Notre Dame in 1979. Mr. McIntyre is a Certified Public Accountant and a Chartered Financial Analyst with over 20 years experience in financial analysis and portfolio management. Robert E. Flynn, an Equity Research Analyst at the Adviser, serves as a Vice President of the Fund. Mr. Flynn earned a B.B.A. from Notre Dame in 1996 and is a candidate for the designation of Chartered Financial Analyst.

Administrator

     The Fund has entered into an administration agreement with U.S. Bancorp Fund Services, LLC ("U.S. Bancorp"). Under the administration agreement, U.S. Bancorp supervises the administration of all aspects of the Fund's operations, including paying for certain outside services provided to the Fund, providing the Fund with general office facilities, and providing, at the Fund's expense, the services of persons necessary to perform such supervisory, administrative, and clerical functions as are needed to operate the Fund effectively. For these services and facilities, the Fund pays U.S. Bancorp a monthly fee at an annual rate of .10% of its average weekly net assets.

Shareholder Servicing Plan

     The Fund has adopted a Shareholder Servicing Plan whereby it pays the Adviser or other financial institutions for shareholder services and account maintenance, including responding to shareholder inquiries and direct shareholder communications.


                                Shareholder Guide
                Your Account with The Dessauer Global Equity Fund

Type of Accounts

Regular-(these accounts are taxable)    Retirement-(these accounts are generally nontaxable)

o   Individual                          o   Roth IRA
o   Joint Tenant                        o   Regular IRA
o   UGMA/UTMA                           o   Rollover IRA
o   Trust                               o   Roth Conversion
o   Corporate                           o   SIMPLE IRA
                                        o   SEP IRA
                                        o   401(k)
                                        o   403 (b)

Investment Minimums.
The minimum initial investments are:

  Regular (New Investor)                                                $1,000
  Additional Investment (Current Fund Shareholders)                       $100
  Retirement (Roth and Regular)                                         $1,000
  Educational IRA                                                         $500
  Gift                                                                    $250
  Pre-authorized Investment Plan (Initial and Installment Payments)       $100

The Fund may reduce or waive the minimum investment requirements in some cases.

Net Asset Value. The net asset value ("NAV") per share of the Fund is calculated each business day at the close of trading on the New York Stock Exchange, which is normally 4:00 p.m. Eastern Standard Time. You may buy and sell shares on any business day at the next NAV calculation after you place your order. Shares will not be priced on the days on which the New York Stock Exchange is closed for trading. The NAV is calculated by subtracting the Fund's liabilities from its assets and then dividing that number by the total number of outstanding shares. This procedure is in accordance with Generally Accepted Accounting Principles as well as federal securities laws and regulations. Securities without a readily available price quotation may be priced at fair value. Fair value is determined in good faith by or under the supervision of the Fund's officers under methods authorized by the Board of Trustees.


                              Purchasing & Selling

How to Purchase and Sell Shares. National Financial Data Services Inc. ("NFDS"), the Fund's transfer agent, is open from 9 a.m. to 6 p.m. Eastern Standard Time for purchases and redemptions. NFDS must receive your request by 4 p.m. Eastern Standard Time on a day the New York Stock Exchange is open for business to receive the NAV of that day. If your request is received after 4 p.m. it will be processed the next business day. The phone number you should call for account transaction requests is (800) 560-0086.

How to Purchase Shares. You may purchase shares of the Fund by mail, wire or through the automatic investment plan. You may be able to invest in and redeem shares of the Fund through a broker or dealer, if the broker has made arrangements with Quasar Distributors, LLC, the Fund's distributor. The broker-dealer is authorized to designate intermediaries to accept orders on the Fund's behalf. Your broker-dealer may place an order for you with the Fund; the Fund will be deemed to have received the order when the broker-dealer accepts the order. A broker-dealer or other agent may charge you a fee for placing either an investment or redemption order, but you can avoid paying such a fee by sending an Application Form and payment directly to the Fund. The broker-dealer may also hold shares you purchase in an omnibus account in its name rather than in your name on the records of the Fund's transfer agent. The Fund may reimburse the broker-dealer or other agent for maintaining records of your account as well as for other services provided to you. If you wish to add any account feature after your account is established, you must have the instructions signature guaranteed.

Mail: To purchase by mail, you should:

o    Complete and sign the account application
o To open a regular account, write a check payable to "The Dessauer Global Equity Fund"
o To open a retirement account, write a check payable to the custodian or trustee
o Send your account application and check or exchange request to one of the following addresses:

                  Regular Mail:
                  The Dessauer Global Equity Fund
                  c/o National Financial Data Services
                  P.O. Box. 219227
                  Kansas City, MO 64121-9227

                  Overnight Delivery:
                  National Financial Data Services
                  ATTN: The Dessauer Global Equity Fund
                  330 West Ninth Street
                  Kansas City, MO 64105


Wire: To purchase by wire, call NFDS at (800) 560-0086 between 9 a.m. and 6 p.m. Eastern Standard Time on a business day to get an account number and detailed instructions. You must then provide NFDS with a signed application within 10 business days of the initial purchase. Instruct your bank to send the wire to:

                  Investors Fiduciary Trust Company
                  ABA #101003621
                  Shareholder and Custody Services
                  The Dessauer Global Equity Fund
                  DDA #7561016
                  ATTN: [Account Registration]
                        [Your A/C #]

Automatic Investment Plan. After your account is set up, you may purchase additional shares of the Fund by Automated Clearing House (ACH), after you elect the Automatic Investment Plan on your account. Only domestic member banks may be used, and it takes about 15 days to set up an ACH account. ACH is similar to the pre-authorized investment plan, except that you may choose the date on which you want to make the purchase. To elect the Automatic Investment Plan option, call NFDS and request an optional shareholder services form. NFDS must receive a voided check or bank deposit slip before you may purchase by ACH.

Pre-Authorized Investment Plan. With a pre-authorized or automatic investment plan, your personal bank account is automatically debited on a monthly or quarterly basis to purchase shares of the Fund. Shares will be purchased at the NAV as of the date the debit is made.

Subsequent Investments. If you are making an additional investment in the Fund, you should include either the stub from a previous confirmation statement or a letter to NFDS providing your name and account number to ensure that the money is invested in your existing account.

Third Party Check or Starter Check. No third party checks, or starter checks or non-pre-printed checks will be accepted for initial or subsequent investments.

Purchase Order Cut-Off. The Fund, at the direction of the Board of Trustees, may cease taking purchase orders at any time when it believes that it is in the best interest of current shareholders.

How to Redeem Shares. You may redeem shares by mail or telephone. Your request must be received at NFDS by 4 p.m. Eastern Standard Time on a day on which the New York Stock Exchange is open for business in order to receive the NAV for that day. Since some portfolio securities are listed primarily on foreign exchanges, the Fund's net asset value may change on a day when you will not be able to purchase or redeem Fund shares. If you redeem through a broker, the broker may charge you a transaction fee. You may receive the proceeds of redemption by wire or through a systematic withdrawal plan as described below. There is a $10 fee for redemption by wire and a maximum of $50,000 that can be redeemed daily.

Mail.  To redeem by mail, please:

o Provide your name and account number to be redeemed o Specify the number of shares or dollar amount to be redeemed
o Sign the redemption request (the signature must be the same as the one on your account application). Make sure all parties required to sign the request have done so.
o Send your request to the appropriate address (shown above under "Purchasing by Mail")

Telephone. You may redeem your shares by telephone if you authorized telephone redemption on your account application. To redeem by telephone, call NFDS at
(800) 560-0086 between the hours of 9 a.m. and 6 p.m. Eastern Standard Time on a day the New York Stock Exchange is open for business. If your redemption request is received by 4 p.m. Eastern Standard Time you will receive the NAV for that day. For your protection against fraudulent telephone transactions, NFDS will use reasonable procedures to verify your identity. As long as NFDS follows these procedures it will not be liable for any loss or cost to you if it acts on instructions reasonably believed to be authorized by you. You will be notified if NFDS refuses any telephone redemption. Telephone redemptions may be difficult during periods of extreme market or economic conditions. If you are unable to redeem by telephone, please send your redemption request by mail or overnight courier.

Wire. You may have the proceeds of your redemption request wired to your bank account for redemptions of $500 or more. To have your proceeds wired, please provide the name, location, ABA or bank routing number of your bank and your bank account number. Payment will be made within three business days after NFDS receives your written or telephone redemption request.

Systematic Withdrawal Plan. You may establish a systematic withdrawal plan that allows you to have regular monthly or quarterly payments redeemed from your account and sent to either you or a third party you designate. Payments must be at least $100 and your account must have an account value of at least $10,000. You will receive the NAV on the date of the scheduled withdrawal. You may realize either a capital gain or loss on the withdrawals that must be reported for tax purposes. You may purchase additional shares of the Fund under this plan as long as the additional purchases are equal to at least one year's scheduled withdrawals.

Signature Guarantee. The following redemption requests require a signature guarantee:

o Redemptions by corporations, partnerships, trusts or other fiduciary accounts
o Redemptions from an account with a value of at least $50,000 if you are making the request in writing (if you have authorized telephone redemption on your account, you may redeem by telephone without a signature guarantee)
o Redemption of an account where proceeds are to be paid to someone other than the record owner
o Redemption of an account where the proceeds are to be sent to an address other than the record address

You can get a signature guarantee from certain banks, brokers, dealers, credit unions, securities exchanges, clearing agencies and savings associations. A notarization and acknowledgment by a notary public is not a signature guarantee.


                             Redemption Information

Redemption Issues

o Redemption Fee. If shares are redeemed within 60 days of purchase, a 1% fee will be charged and withheld from the proceeds of the redemption. There is no redemption fee if the shares were acquired though reinvestment of distributions. Redemptions are made on a first-in, first-out basis.

o Redemption by Corporations. All redemptions by corporations need to have a certified copy of the resolution attached to the request.

o Redemption in Kind. The Fund reserves the right to redeem your shares "in kind". For example, if you redeem a large number of shares and the Fund is unable to sell securities to raise cash, the Fund may send you a combination of cash and a share of the Fund's securities.

o Small Accounts. To reduce Fund expenses, we may redeem an account if the total value of the account falls below $1,000 due to redemptions. You will be given 30 days' prior written notice of this redemption. During that period you may purchase additional shares to avoid the redemption.

o Check Clearance. The proceeds from a redemption request will be delayed until the purchase check clears, which may be up to 15 calendar days. If the check does not clear, the shareholder will be responsible for the loss. This delay can be avoided by purchasing shares by wire or certified bank checks.

Dividends and Capital Gains Distributions. The Fund intends to distribute all or most of its net investment income and net capital gains to shareholders annually.

Your dividends and/or capital gains distributions will be automatically reinvested on the ex-dividend date when there is a distribution, unless you elect otherwise, so that you will be buying more shares of the Fund. You will be buying those new shares at the NAV per share on the ex-dividend date. You may choose to have dividends and capital gains distributions paid to you in cash. You may authorize this option by calling NFDS at (800) 560-0086 and requesting this change. You must complete the form and return it to NFDS before the record date in order for the change to be effective for that dividend or capital gains distribution.

Buying a Dividend. If you buy shares of the Fund just before a distribution (on or before the record date), you will pay the full price for the shares and receive a portion of the purchase price back as a taxable distribution. This is called "buying a dividend." For example, if you bought shares on or before the record date and paid $10.00 per share and, shortly thereafter, the Fund paid you a dividend of $1.00 per share (in cash or in the form of additional shares), then your shares would now be worth $9.00 per share. Unless your account is a tax-deferred account, the dividend paid to you would be included in your gross income for tax purposes even though you have not participated in the increase of the NAV of the Fund.

Tax Issues. The Fund has elected, and intends to continue to qualify, to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), by distributing substantially all of its net investment income and net capital gains to its shareholders and meeting other requirements of the Code relating to the sources of its income and diversification of assets. Accordingly, the Fund generally will not be liable for federal income tax or excise tax based on net income except to the extent its earnings are not distributed or are distributed in a manner that does not satisfy the requirements of the Code. If the Fund is unable to meet certain Code requirements, it may be subject to taxation as a corporation.

For federal income tax purposes, any dividends derived from net investment income and any excess of net short-term capital gain over net long-term capital loss that investors receive from the Fund are considered ordinary income. Part of the distributions paid by the Fund may be eligible for the dividends-received deduction allowed to corporate shareholders under the Code. Distributions of the excess of net long-term capital gain over net short-term capital loss from transactions of the Fund are treated by shareholders as long-term capital gains regardless of the length of time the Fund's shares have been owned. Distributions of income and capital gains are taxed in the manner described above, whether they are taken in cash or are reinvested in additional shares of the Fund.

Part of the Fund's investment income may be subject to foreign income taxes that are withheld at the source. If the Fund meets certain requirements under the Code, it may pass through these foreign taxes to shareholders, who may then claim, subject to applicable limitations, a credit or deduction against their own taxes for their share of foreign taxes paid.

The Fund will inform its investors of the source of their dividends and distributions at the time they are paid, and will promptly after the close of each calendar year advise investors of the tax status of those distributions and dividends. Investors (including tax exempt and foreign investors) are advised to consult their own tax advisers regarding the particular tax consequences to them of an investment in shares of the Fund. Additional information on tax matters relating to the Fund and its shareholders is included in the Statement of Additional Information.

                              Financial Highlights

This financial highlights table is intended to help you understand the Fund's financial performance for the period since its inception on May 30, 1997. Certain information reflects financial results for a single share of the Fund. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund assuming reinvestment of all dividends and distributions. Ernst & Young LLP has audited this information. Ernst & Young LLP's report along with further detail on the Fund's financial statements are included in the annual report, which is available upon request.

For a capital share outstanding throughout the year ended March 31

                                                                                                May 30, 1997A
                                          Year Ended   Year Ended    Year Ended   Year Ended      through
                                           March 31,    March 31,     March 31,    March 31,      March 31,
                                             2002         2001          2000         1999          1998
                                             ----         ----          ----         ----      --------------

Net asset value, beginning of period        $12.69        $23.56        $14.97      $13.69        $ 11.88
Income (loss) from investment operations:
     Net investment income (loss)           (0.15)        (0.24)        (0.24)      (0.05)           0.10
     Net realized and unrealized gain
     (loss) on investments                  (3.72)        (8.90)          8.92        1.35           1.90B
Total from investment operations            (3.87)        (9.14)          8.68        1.30           2.00
Less distributions
     Dividends from net investment
     income                                   0.00          0.00          0.00      (0.02)         (0.06)
     Distributions from net realized
     gain                                   (2.25)        (1.73)        (0.09)        0.00         (0.13)
Total distributions                         (2.25)        (1.73)        (0.09)      (0.02)         (0.19)
                                            ------        -----         ------      ------         ------
Net asset value, end of period                6.57         12.69         23.56      $14.97         $13.69
                                              ====         =====         =====      ======          =====
Total return                                (33.07%) C    (39.86%) C     58.18% C     9.54%C        17.27%C,D
Net assets, end of period (millions)         $18.8         $43.5         $81.2       $90.6          $82.8

Ratios/supplemental data:
Ratio of expenses to average net assets:
    Before fees waived                       2.40%         1.77%         2.26%       1.43%         1.54%E
    After fees waived                        1.78%         1.78%         1.79%         N/A            N/A
Ratio of net investment income (loss)
to average net assets
    Before fees waived                       (1.98%)       (1.23%)     (1.62%)      (0.32%)        0.99%E
    After fees waived                        (1.36%)       (1.24%)     (1.15%)         N/A            N/A
Portfolio turnover rate                      57.90%        68.76%       9.63%       51.68%        74.47%D

A    Commencement of the Fund.
B Includes the impact of a $330,000 ($0.06 per share) charge for offering expenses paid pursuant to the terms of the Prospectus dated May 30, 1997.
C Based on net asset value per share and including the reinvestment of dividends and distributions.
D    Not Annualized.
E    Annualized.


Statement of Additional Information. The Statement of Additional Information provides a more complete discussion about the Fund and is incorporated by reference into this prospectus, which means that it is considered a part of this prospectus.

Annual and Semi-Annual Reports. The annual and semi-annual reports to shareholders contain additional information about the Fund's investments, including a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year.

To Review or Obtain this Information: The Statement of Additional Information and annual and semi-annual reports are available without charge upon request by calling The Fund at (800) 560-0086 or by calling or writing a broker-dealer or other financial intermediary that sells shares of the Fund. Information about the Fund including the Statement of Additional Information may be reviewed at the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. (telephone: (202) 942-8090) or by visiting the EDGAR Database on the SEC's Internet site at http://www.sec.gov. In addition, this information may be obtained for a fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. 20549-6009.

File No.: 811-7691



                                 Privacy Notice

The Fund and the Adviser collect non-public information about you from the following sources:

o    Information we receive about you on applications or other forms;
o    Information you give us orally; and
o    Information about your transactions with us or others.

We do not disclose any non-public personal information about our customers or former customers without the customer's authorization, except as required by law or in response to inquiries from governmental authorities. We restrict access to your personal and account information to those employees who need to know that information to provide products and services to you. We also may disclose that information to unaffiliated third parties (such as to brokers or custodians) only as permitted by law and only as needed for us to provide agreed services to you. We maintain physical, electronic and procedural safeguards to guard your non-public personal information.


                   [This page is not a part of the Prospectus]